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April 1, 1998

Fortis Benefits Insurance Company
P.O. Box 64271
St. Paul, Minnesota 55164

Gentlemen:

This opinion is furnished in connection with the offering by Fortis Benefits Insurance Company of a Flexible Premium Variable Life Insurance Policy ("Policy"), under the securities Act of 1933. The prospectus included in our registration statement on Form S-6 describes the Policy. I have reviewed the Policy Form and I am familiar with the amended registration statement, and the exhibits thereto, as proposed to be filed.

     1. The hypothetical illustrations of the Policy values, cash surrender values, and death benefits included in Appendix B to the prospectus are based on assumptions stated in the illustrations and are consistent with the provisions of the Policy.

     2. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to prospective purchasers of a Policy for a standard risk non-smoker male age 55 and standard risk non-smoker female age 53, than to prospective purchaser of Policies for other combinations of sexes or underwriting classes. Nor have the particular examples set forth in the illustrations been selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the amended registration statement and to the use of my name under the heading of "Experts" in the prospectus.

Sincerely,

/s/ Kay Doughty
Kay Doughty, ASA, MAAA
Staff Actuary
Fortis Benefits Insurance Company